Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

INCREASED EARNINGS FOR FIRST QUARTER 2016

QUAKERTOWN, PA (April 26, 2016) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2016 of $2,265,000, or $0.67 per share on a diluted basis, compared to net income of $2,136,000, or $0.64 per share on a diluted basis, for the same period in 2015.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.91% and 9.88%, respectively, for the quarter ended March 31, 2016, compared with 0.89% and 10.00%, respectively, for the quarter ended March 31, 2015.

Total assets as of March 31, 2016 were $1,004,552,000 compared with $1,020,936,000 at December 31, 2015. Loans receivable at March 31, 2016 were $601,686,000 compared with $615,270,000 at December 31, 2015, a decrease of $13,584,000, or 2.2%. Total deposits at March 31, 2016 were $865,360,000, decreasing 2.7% compared with $889,786,000 at December 31, 2015.

“We are pleased with our first quarter 2016 performance, posting increases in net income and earnings per share of 6.0% and 4.7%, respectively,” said David W. Freeman, President and Chief Executive Officer. “The strong loan demand we saw during 2015 slowed somewhat during first quarter 2016, although the local economy remains strong. We continue to see improvement in asset quality as well.”

Mr. Freeman added, “During the first quarter, QNB Financial Services, our wealth management and retail brokerage business continued a trend of steady growth to $76.4 million in assets under management at March 31, 2016, an increase of approximately $6,000,000 from December 31, 2015.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2016 totaled $7,121,000, an increase of $434,000, or 6.5%, from the same period in 2015. The net interest margin for the first quarter of 2016 was 3.14% compared to 3.08% for the first quarter 2015, and 3.00% for the fourth quarter of 2015. While the prolonged low interest rate environment and loan rate competition continues to exert pressure on asset yields, the growth in average loans as a percent of earning assets as well as growth in non-interest bearing deposits during the quarter contributed to the improved net interest margin. The yield on earning assets increased six basis points from 3.56% for the first quarter of 2015 to 3.62% for the first quarter of 2016.    The cost of interest-bearing liabilities was 0.58% for the first quarter ended March 31, 2016, compared with 0.57% for the same period in 2015.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $125,000 provision for loan losses in the first quarter of 2016; the first quarter 2015 required no provision. QNB's allowance for loan losses of $7,556,000 represents 1.26% of loans receivable at March 31, 2016 compared to $7,554,000, or 1.23% of loans receivable at December 31, 2015, and $7,978,000, or 1.40% of loans receivable at March 31, 2015. Net loan charge-offs were $123,000 for the first quarter of 2016, or 0.08% annualized of total average loans, compared with net charge-offs of $23,000, or 0.02% annualized of total average loans for the first quarter of 2015.

Asset quality improved over the past year with total non-performing assets of $12,765,000 as of March 31, 2016 compared with $13,372,000 as of December 31, 2015, and $13,517,000 as of March 31, 2015. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $10,110,000, or 1.68% of loans receivable at March 31, 2016, compared with $10,719,000, or 1.74% of loans receivable at December 31, 2015, and $10,279,000, or 1.80% of loans receivable at March 31, 2015. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2016, $6,129,000, or approximately 69% of the loans classified as non-accrual are current or past due less than 30 days. Commercial loans classified as substandard or doubtful, which includes non-performing loans, also improved. At March 31, 2016 substandard or doubtful loans totaled $25,970,000, a reduction of $1,355,000, or 5.0%, from the $27,325,000 reported at December 31, 2015 and a decrease of $2,845,000, or 9.9%, from the $28,815,000 reported at March 31, 2015.

QNB had no OREO and other repossessed assets as of March 31, 2016 compared with three properties with a carrying value of $664,000 at March 31, 2015. Non-accrual pooled trust preferred securities are carried at fair value of $2,655,000, $2,653,000, and $2,574,000, at March 31, 2016, December 31, 2015, and March 31, 2015, respectively. The increase in the carrying value of these securities reflects an improvement in their fair value.

Non-Interest Income

Total non-interest income was $1,576,000 for the first quarter of 2016, a decrease of $101,000, or 6.0%, compared with the same period in 2015. Net gains on investment securities declined $184,000, or 36.6%, from $503,000 in first quarter 2015 to $319,000 in first quarter 2016. Fees for services to customers decreased $19,000, or 4.7%, from $402,000 at March 31, 2015 to $383,000 at March 31, 2016, due primarily to a decrease in net overdraft income and the elimination of an ATM network service charge in September 2015. QNB originates residential mortgage loans for sale in the secondary market. Net gains on sale of loans decreased $14,000, or 22.2%, from $63,000 during the first quarter of 2015 to $49,000 during the first quarter 2016 due to a decline in salable residential mortgage activity.

These reductions in fee income were offset in part by a $26,000, or 7.2%, increase in ATM and debit card income to $388,000 for the first quarter 2016, due to increases in card-based transactions and expansion of checking account households. Net gain from trading activity increased $19,000, or 126.7%, to $34,000 for the quarter while the “other” category of non-interest income increased $74,000, or 46.5%, to $233,000 due primarily to net losses on sale of OREO recorded during the first quarter of 2015. During the first quarter of 2016, QNB held no OREO.

Non-Interest Expense

Total non-interest expense was $5,519,000 for the first quarter of 2016, decreasing slightly from $5,527,000 for the same period in 2015. Salaries and benefits expense increased $58,000, or 1.9%, to $3,054,000 when comparing the two quarters. Salary expense comprises the majority of this increase, up $43,000, or 1.8%, to $2,353,000 during the first quarter 2016 compared to the same period in 2015. Net occupancy and furniture and equipment expense decreased $17,000, or 1.9%, to $866,000 for the first quarter 2016, with utilities and building maintenance cost reductions partially offset by increased rent and reduced building rental income. Other non-interest expense decreased $49,000, or 3.0%, when comparing first quarter 2016 with first quarter 2015, with a reduction in foreclosure and OREO expense as the primary contributor. Provision for income taxes increased $87,000, or 12.4%, to $788,000 in the first quarter 2016. The effective tax rate for the first quarter of 2016 and 2015 was 25.8% and 24.7%, respectively. The increase in effective rate was due to increased pre-tax net income, a higher proportion of taxable income and increased state income taxes during the first quarter 2016 compared to the same period in 2015.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman President & Chief Executive Officer 215-538-5600 x-5619 dfreeman@qnbbank.com	Janice McCracken Erkes Chief Financial Officer 215-538-5600 x-5716 jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Assets	$1,004,552	$1,020,936	$1,039,317	$955,245	$992,918
Investment securities
Trading	4,006	4,189	3,625	3,871	4,183
Available-for-sale	345,118	361,915	362,568	330,231	350,810
Held-to-maturity	147	147	147	146	146
Loans held-for-sale	90	987	320	466	884
Loans receivable	601,686	615,270	582,255	578,256	570,708
Allowance for loan losses	(7,556)	(7,554)	(7,669)	(7,655)	(7,978)
Net loans	594,130	607,716	574,586	570,601	562,730
Deposits	865,360	889,786	908,674	826,081	864,465
Demand, non-interest bearing	105,660	98,543	98,092	97,060	100,493
Interest-bearing demand, money market and savings	532,597	563,867	581,488	494,877	526,427
Time	227,103	227,376	229,094	234,144	237,545
Short-term borrowings	40,426	37,163	32,588	32,896	35,868
Shareholders' equity	94,955	90,443	90,996	88,537	89,159

Asset Quality Data (Period End)
Non-accrual loans	$8,834	$9,420	$8,082	$9,823	$7,847
Loans past due 90 days or more and still accruing	8	11	52	90	-
Restructured loans	1,268	1,288	626	2,177	2,432
Non-performing loans	10,110	10,719	8,760	12,090	10,279
Other real estate owned and repossessed assets	-	-	-	235	664
Non-accrual pooled trust preferred securities	2,655	2,653	2,600	2,694	2,574
Non-performing assets	$12,765	$13,372	$11,360	$15,019	$13,517

Allowance for loan losses	$7,556	$7,554	$7,669	$7,655	$7,978

Non-performing loans / Loans excluding held-for-sale	1.68%	1.74%	1.50%	2.09%	1.80%
Non-performing assets / Assets	1.27%	1.31%	1.09%	1.57%	1.36%
Allowance for loan losses / Loans excluding held-for-sale	1.26%	1.23%	1.32%	1.32%	1.40%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15

Interest income	$8,280	$8,184	$8,138	$7,746	$7,807
Interest expense	1,159	1,159	1,123	1,104	1,120
Net interest income	7,121	7,025	7,015	6,642	6,687
Provision for loan losses	125	140	-	60	-
Net interest income after provision for loan losses	6,996	6,885	7,015	6,582	6,687
Non-interest income:
Fees for services to customers	383	417	434	404	402
ATM and debit card	388	418	397	394	362
Retail brokerage and advisory income	170	129	180	204	173
Net gain on investment securities available-for-sale	319	(17)	83	214	503
Net gain from trading activity	34	16	36	(34)	15
Net gain on sale of loans	49	54	120	119	63
Other	233	246	243	298	159
Total non-interest income	1,576	1,263	1,493	1,599	1,677
Non-interest expense:
Salaries and employee benefits	3,054	3,116	2,911	3,053	2,996
Net occupancy and furniture and equipment	866	867	851	887	883
Other	1,599	1,651	1,811	1,724	1,648
Total non-interest expense	5,519	5,634	5,573	5,664	5,527
Income before income taxes	3,053	2,514	2,935	2,517	2,837
Provision for income taxes	788	571	715	583	701
Net income	$2,265	$1,943	$2,220	$1,934	$2,136

Share and Per Share Data:
Net income - basic	$0.67	$0.58	$0.66	$0.58	$0.64
Net income - diluted	$0.67	$0.58	$0.66	$0.58	$0.64
Book value	$28.08	$26.92	$27.16	$26.49	$26.76
Cash dividends	$0.30	$0.29	$0.29	$0.29	$0.29
Average common shares outstanding - basic	3,369,782	3,351,909	3,343,011	3,333,018	3,321,688
Average common shares outstanding - diluted	3,377,936	3,366,566	3,356,789	3,346,533	3,333,802

Selected Ratios:
Return on average assets	0.91%	0.75%	0.88%	0.81%	0.89%
Return on average shareholders' equity	9.88%	8.50%	9.86%	8.83%	10.00%
Net interest margin (tax equivalent)	3.14%	3.00%	3.08%	3.06%	3.08%
Efficiency ratio (tax equivalent)	60.43%	64.43%	62.22%	65.29%	62.75%
Average shareholders' equity to total average assets	9.21%	8.87%	8.98%	9.14%	8.92%
Net loan charge-offs (recoveries)	$123	$255	$(14)	$383	$23
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.08%	0.17%	-0.01%	0.27%	0.02%

Balance Sheet (Average)
Assets	$1,001,189	$1,023,365	$995,282	$961,077	$971,403
Investment securities (Trading, AFS & HTM)	357,428	370,780	343,520	339,508	366,161
Loans receivable	600,808	589,096	575,944	573,766	558,190
Deposits	862,239	896,730	870,751	839,586	847,520
Shareholders' equity	92,251	90,725	89,340	87,803	86,650